Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
On January 4, 2013, The Medicines Company (“MDCO” or the “Company”) completed its acquisition of Incline Therapeutics, Inc. (“Incline”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated December 11, 2012 by and among MDCO, Incline, Silver Surfer Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the "Merger Sub"), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative and agent of the stockholders and optionholders of Incline (the "Representative").
The following unaudited pro forma condensed combined consolidated financial statements of MDCO as of and for the nine months ended September 30, 2012 and year ended December 31, 2011 (“pro forma financial statements”) have been derived from (1) the unaudited consolidated financial statements of MDCO for the nine months ended September 30, 2012 contained in MDCO’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, including the notes thereto, filed with the SEC on November 9, 2012; (2) the audited consolidated financial statements of MDCO for the year ended December 31, 2011, including the notes thereto, contained in MDCO's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012 and amended on June 5, 2012 (3) the unaudited condensed consolidated financial statements of Incline for the nine months ended September 30, 2012, including the notes thereto and (4) the audited consolidated financial statements of Incline for the year ended December 31, 2011, including the notes thereto, included as Exhibit 99.2 to this Amended No. 1 filed on March 15, 2013 to MDCO's Current Report on Form 8-K filed on January 10, 2013.
The unaudited pro forma condensed combined consolidated statements of operations of MDCO for the nine months ended September 30, 2012 and year ended December 31, 2011 give effect to the acquisition of Incline and other related pro forma events as if they had occurred on September 30, 2012 and December 31, 2011, respectively. The unaudited pro forma condensed combined consolidated balance sheet of MDCO as of September 30, 2012 gives effect to the acquisition of Incline and other pro forma events as if they had occurred on September 30, 2012.
The acquisition of Incline is accounted for in accordance with the revised Statement of Financial Accounting Standards ASC 805-10, “Business Combinations,” (ASC 805-10) under which, among other things, transactions costs are expensed as incurred, the value of acquired in-process research and development is capitalized and contingent payments are recorded at their estimated fair value. The total estimated purchase price, calculated as described in Note 2 to these pro forma financial statements, is allocated to the net tangible and intangible assets of Incline based on their estimated fair values for purposes of these pro forma financial statements. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on a preliminary valuation and other preliminary estimates for purposes of these pro forma financial statements. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Incline that exist as of the date of completion of the Transaction, and upon the final purchase price.
The pro forma financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma financial statements do not include liabilities that may result from integration activities after completion of the acquisition of Incline which are not presently estimable. The management of MDCO is in the process of making these estimates. Any such liabilities will be recorded as expense in subsequent periods . In addition, the pro forma financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration are as yet uncertain.
The pro forma financial statements should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of MDCO and Incline might have looked like had the acquisition of Incline and other pro forma events taken place at an earlier date. The pro forma financial statements are not necessarily an indication of the results that would have been achieved had the acquisition of Incline been completed and other pro forma events occurred of the dates indicated or that may be achieved in the future.
The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•
the audited consolidated financial statements of MDCO for the year ended December 31, 2011 contained in MDCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012 and amended on June 5, 2012, including the notes thereto; and

•
the audited financial statements of Incline for the year ended December 31, 2011 and the unaudited financial statements for the nine months ended September 30, 2012 and 2011attached as Exhibit 99.2 to this Amendment No. 1 filed on March 15, 2013 to MDCO's Current Report on Form 8-K filed on January 10, 2013

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2012
(in thousands)

	The Medicines Company	Incline Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$480,389	$10,814	$(187,816)	(a)	$303,387
Available for sale securities	64,966	—	—		64,966
Accrued interest receivable	414	—	—		414
Accounts receivable, net	83,425	—	—		83,425
Inventory	62,337	—	—		62,337
Deferred tax assets	8,123	—	(8,123)	(e)	—
Prepaid expenses and other current assets	12,922	655	—		13,577
Total current assets	712,576	11,469	(195,939)		528,106
					—
Fixed assets, net	16,540	7,219	—		23,759
Intangible assets, net	120,702	—	246,000	(b)	366,702
Restricted cash	1,564	20	—		1,584
Deferred tax assets	72,531	—	(72,531)	(e)	—
Loan receivable - related party	—	93	(93)	(i)	—
Goodwill	14,671	—	94,708	(b)	109,379
Other assets	14,950	14	—		14,964
Total assets	$953,534	$18,815	$72,145		$1,044,494

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,344	$625	$—		$6,969
Accrued expenses	134,398	828	—		135,226
Deferred revenue	1,830	—	—		1,830
Total current liabilities	142,572	1,453	—		144,025
Contingent purchase price	22,633	—	82,000	(c)	104,633
Convertible senior notes (due 2017)	223,711	—	—		223,711
Deferred tax liabilities	—	—	10,323	(d) (e)	10,323
Cadence option payment	—	3,500	(3,500)	(g)	—
Other long term liabilities	6,076	—	—		6,076
Total liabilities	394,992	4,953	88,823		488,768
Commitments and contingencies:
Redeemable convertible preferred stock	—	43,203	(43,203)	(f)	—
Stockholders' equity:

Preferred stock	—	—	—		—
Common stock	56	—	—		56
Additional paid-in capital	690,259	180	(180)	(f)	690,259
Treasury stock	(50,000)	—	—		(50,000)
Accumulated deficit	(81,074)	(29,521)	26,705	(f) (h)	(83,890)
Accumulated other comprehensive loss	(697)	—	—		(697)
Total The Medicines Company stockholders' equity	558,544	(29,341)	26,525		555,728
Non-controlling interest in joint venture	(2)	—	—		(2)
Total stockholders' equity	558,542	(29,341)	26,525		555,726
Total liabilities, convertible preferred stock and stockholders' equity	$953,534	$18,815	$72,145		$1,044,494

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Nine months ended September 30, 2012
(in thousands, except per share data)

	The Medicines Company	Incline Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$399,098	$—	$—		$399,098
Operating expenses:
Cost of revenue	125,111	—	—		125,111
Research and development	100,276	9,732	—		110,008
Selling, general and administrative	127,049	1,521	—		128,570
Total operating expenses	352,436	11,253	—		363,689

Income (loss) from operations	46,662	(11,253)	—		35,409
Co-promotion income	6,250	—	—		6,250
Interest expense	(4,389)	—	—		(4,389)
Other income	963	41	—		1,004
Income (loss) before income taxes	49,486	(11,212)	—		38,274
Provision for income taxes	(18,897)	—	3,924	(j)	(14,973)

Net income (loss)	30,589	(11,212)	3,924		23,301
Net loss attributable to non-controlling interest	2	—	—		2
Net income (loss) attributable to The Medicines Company	$30,591	$(11,212)	$3,924		$23,303

Basic earnings per common share attributable to The Medicines Company	$0.57				$0.43
Shares used in computing basic earnings per common share	53,653				53,653

Diluted earnings per common share attributable to The Medicines Company	$0.55				$0.42
Shares used in computing diluted earnings per common share	55,455				55,455

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Year Ended December 31, 2011
(in thousands, except per share data)

	The Medicines Company	Incline Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined

Net revenue	$484,732	$—	$—		$484,732
Operating expenses:
Cost of revenue	156,866	—	—		156,866
Research and development	110,180	9,976	—		120,156
Selling, general and administrative	159,617	2,022	—		161,639
Total operating expenses	426,663	11,998	—		438,661

Income (loss) from operations	58,069	(11,998)	—		46,071
Legal settlement	17,984	—	—		17,984
Lapse of Cadence option	—	3,500	—		3,500
Other income	1,790	69	—		1,859
Income (loss) before income taxes	77,843	(8,429)	—		69,414
Provision for income taxes	50,034	—	2,950	(k)	52,984

Net income (loss)	127,877	(8,429)	2,950		122,398
Net loss attributable to non-controlling interest	—	—	—		—
Net income (loss) attributable to The Medicines Company	$127,877	$(8,429)	$2,950		$122,398

Basic earnings per common share attributable to The Medicines Company	$2.39				$2.29
Shares used in computing basic earnings per common share	53,496				53,496

Diluted earnings per common share attributable to The Medicines Company	$2.35				$2.25
Shares used in computing diluted earnings per common share	54,407				54,407

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

(1) Description of Transaction
On January 4, 2013, The Medicines Company (the “Company”) completed its acquisition of Incline Therapeutics, Inc., a Delaware corporation (“Incline”), pursuant to an Agreement and Plan of Merger, dated December 11, 2012 (the “Merger Agreement”), by and among the Company, Incline, Silver Surfer Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative and agent of the stockholders and optionholders of Incline (the “Representative”). The acquisition of Incline was accomplished through the merger of the Merger Sub with and into Incline (the “Merger”). In accordance with the terms of the Merger Agreement and the General Corporation Law of the State of Delaware, Incline survived the Merger as the surviving corporation and, as the surviving corporation, became a wholly owned subsidiary of the Company.
On January 4, 2013, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company paid to the holders of Incline’s capital stock and the holders of options to purchase shares of Incline’s capital stock (whether or not such options were vested or unvested as of immediately prior to the Closing) (collectively, the “Incline Equityholders”) an aggregate of approximately $153.5 million in cash. The amount paid to the Incline Equityholders at the Closing was subject to a post-closing purchase price adjustment process with respect to the net amount of cash, unpaid transaction expenses and specified other debt and liabilities of Incline at Closing. At the Closing, the Company also paid approximately $13 million in cash to Cadence Pharmaceuticals, Inc. (“Cadence”) to terminate Cadence’s option to acquire Incline pursuant to an agreement between Cadence and Incline and deposited $18.5 million in cash into an escrow fund for the purposes of securing the indemnification obligations of the Incline Equityholders to the Company for any and all losses for which the Company is entitled to indemnification pursuant to the Merger Agreement and to provide the source of recovery for any amounts payable to the Company as a result of the post-closing purchase price adjustment process.
At the Closing, the Company entered into an escrow agreement with the Representative and JP Morgan Chase, N.A., as the escrow agent, with respect to the amounts deposited in the escrow fund. To the extent that any funds remain in the escrow account on July 4, 2014 and not subject to claims by the Company, such amounts will be released to the Incline Equityholders, subject to certain conditions set forth in the Merger Agreement.
Subsequent to the Closing, if the Company enters into a license agreement in Japan or achieves certain regulatory approval and sales milestones with respect to Incline’s IONSYS® (fentanyl iontophoretic transdermal system) product, a compact, disposable, needleless Patient-Controlled Analgesia system, the Company has agreed to pay to the Incline Equityholders milestone payments in the amounts, at the times and on the conditions set forth in the Merger Agreement. In the event that all of the milestones set forth in the Merger Agreement are achieved in accordance with the terms of the Merger Agreement, the Incline Equityholders would receive an additional $205 million in cash in the aggregate, less certain transaction expenses and employer taxes owing because of the milestone payments.

(2) Purchase Price
Total estimated purchase price is summarized as follows:

(in thousands)
Estimated upfront cash consideration	$185,000
Estimated fair value of contingent cash payment	82,000
Total preliminary estimated purchase price	$267,000

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed:

Assets Acquired:	(in thousands)
Cash and cash equivalents	$10,814
Prepaid expenses and other current assets	655
Fixed assets, net	7,219
In-process research and development	246,000
Goodwill	94,708
Other assets	34
Total Assets	359,430
Liabilities Assumed:
Accounts payable	625
Accrued expenses	828
Deferred tax liabilities	90,977
Total Liabilities	92,430

Total preliminary estimated purchase price	$267,000

The value of the acquired in-process research and development is based upon a preliminary valuation. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined financial statement information and MDCO’s future results of operations and financial position.

(3) Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:
(a) Cash and cash equivalents adjustments consist of the following (in thousands):

(in thousands)
Estimated MDCO transaction fees	$2,816
Estimated upfront cash consideration paid to shareholders	185,000
Total	$187,816

(b) To record the estimated fair value of in-process research and development and goodwill. No amortizable intangible assets have been identified in the preliminary analysis. The value of in-process research and development is based upon a preliminary valuation. The Company expects to complete the allocation of the purchase price within one year from the date of the acquisition. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial statement information and MDCO’s future results of operations and financial position.

(c) To record the fair value of contingent purchase consideration at the date of acquisition in accordance with ASC 805-10.

(d) To record the estimated tax impact of identifiable intangible assets recorded in connection with the acquisition of Incline. Under MDCO’s current tax strategy, deferred tax liabilities are recorded on certain of the non-amortizing intangible assets at an assumed tax rate of 41%, the actual deferred tax liabilities recorded as a result of the acquisition could be significantly different.

(e) To net deferred tax assets with deferred tax liabilities.

(f) To eliminate the historical convertible preferred stock and stockholder’s deficit accounts of Incline.

(g) To eliminate the Cadence purchase option settled in conjunction with the acquisition of Incline.

(h) To record transaction costs of $2,816 incurred by the Company after the interim September 30, 2012 balance sheets presented herein.

(i) To eliminate notes receivable due to Incline settled in conjunction with the acquisition of Incline.

(j) To record the tax effect of Incline's net loss at September 30, 2012.

(k) To record the tax effect of Incline's net loss at December 31, 2011.